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                                                                   EXHIBIT 10(c)


                                 RESIGNATION AND
                            GENERAL RELEASE AGREEMENT


This RESIGNATION AND GENERAL RELEASE AGREEMENT ("Agreement"), made as of the 7th day of August 2002, pursuant to Michigan law, by and between Alan M. Wright (the "Employee"), an individual, and CMS Energy Corporation (the "Company"), a Michigan corporation, is a resignation agreement, which includes a general release of claims.

WHEREAS, the Employee has offered to resign from employment with the Company, to release any and all claims which the Employee may have against the Company, and to comply with other covenants set forth in this Agreement, in return for a separation allowance and other consideration.

NOW THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, the Employee and the Company agree as follows:


1.    VOLUNTARY RESIGNATION

The Employee shall voluntarily resign from employment with CMS Energy Corporation effective August 1, 2003, by executing and submitting a letter of resignation at the time he executes this Agreement to the Chairman and CEO of the Company.

2.    VOLUNTARY RESIGNATION OF OFFICER AND DIRECTOR STATUS

At the time he executes this Agreement, the Employee shall voluntarily submit a letter of resignation to the Chairman and CEO of the Company. In that letter, Employee shall resign effective immediately all offices and directorships which he may hold with the Company, with any subsidiary of the Company, and with any other company or partnership in which the Company or any of its subsidiaries has an interest, provided that for his positions as chief financial officer of the Company and of Consumers Energy Company, Employee's resignation shall be effective as of August 16, 2002.

3.    SEPARATION ALLOWANCE AND OTHER CONSIDERATION

The following is the consideration for the releases and the other covenants in this Agreement:

         A. Beginning August 1, 2002, the Employee shall remain on the payroll at Employee's current annual salary, but as an employee in salary grade 1, until the date of his resignation as set forth in Section 1 of this Agreement. The total amount of Employee's current annual salary to be paid pursuant to this Section 3(A) is included in the total amount of the separation allowance specified in Section 3(B) below and shall be paid on a pro rata basis as part of the twenty five installments set forth in Section 3(B). As of the

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         date he executes this Agreement, in addition to fulfilling his responsibilities pursuant to Section 15, Employee shall have only the job responsibilities, including the location where they are to be carried out, which he receives in writing from the Chairman and CEO of the Company. Except as set forth in this Section, however, the Employee shall receive no other salary or salary increases from the Company. Further, within 5 days of executing this Agreement, Employee shall provide the Chairman and CEO of the Company a list of all matters (1) upon which he is working personally without the substantive assistance of any other person and (2) all matters on which he is working with the substantive assistance of others, including the identity of those providing that assistance. The list shall identify the status of each matter as of the date the list is prepared.

     B. After August 1, 2002, the Company shall pay to Employee a separation allowance (which includes his current annual salary of $500,000.00 per year as an employee from August 1, 2002 through July 31, 2003) in the total amount of $1,650,000.00, less state, federal, FICA and other applicable withholding taxes and authorized deductions. Said separation allowance will be paid in twenty five (25) installments with the first installment of $825,000.00, less applicable withholding taxes and deductions, payable no later than August 10, 2002. The balance of $825,000.00 will be paid in twenty four (24) equal installment payments of $34,375.00 less applicable withholding taxes and deductions. The equal installment payments shall be made twice a month on approximately the 15th and 30th days of the month. The first equal installment payment is due on or about August 15, 2002, with the twenty fourth and last equal installment payment due on or about July 30, 2003. Ninety-five percent of the total amount of the separation allowance shall be consideration for the General Release and Discharge by Employee (see Section 7), and five percent of the total amount shall be consideration for the Release of Age Discrimination Claims by Employee (see Section 8).

     C. As further consideration for the releases and other covenants in this Agreement, the Board of Directors of the Company shall extend the time period that the Employee may exercise his existing CMS Energy Corporation stock options for three years from the date he executes this Agreement. This extension shall allow Employee to exercise all options that Employee would otherwise forfeit as a result of resigning from the Company, but shall not extend the life of the options that would have expired during this three year period had the Employee continued his employment with the Company.

     D. The Company shall allow all awards of restricted common stock to vest according to Section 7.2(h) of the CMS Energy Corporation Performance Incentive Stock Plan, as amended and restated effective December 3, 1999.

     E. If Employee elects to retire and elects insurance coverage of a type or in an amount for which an active employee would be required to contribute a portion of the cost, Employee will pay the amount of the contribution to the Company or the insurance carrier, as the Company directs, each month. Nothing in this Agreement waives the Employee's rights


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         to participate in the Company's retiree medical plan as in effect on the date of Employee's retirement if the Employee meets the requirements for participation.

4.    CONFIDENTIAL MATERIALS AND INFORMATION

     (A) The Employee shall promptly return to the Company and shall not take or copy in any form or manner any Confidential Materials or Information. The Employee acknowledges that by reason of the Employee's position with the Company the Employee has been given access to Confidential Materials or Information respecting the Company's business affairs. The Employee represents that the Employee has held all such information confidential and will continue to do so, and that the Employee will not use such information and relationships for any business (which term herein includes a partnership, firm, corporation or any other entity) without the prior written consent of the Company.

     (B) "Confidential Materials or Information" includes, by way of example and not limitation, notes, letters, internal Company memoranda, records, reports, recordings, records of conversations and other information concerning the Company's business affairs which the Employee obtained by virtue of the Employee's position with the Company and which was not disseminated to the public during the term of the Employee's employment. It also includes the contents of Employee's personal computer and the non-original copies of documents contained in Employee's office files.

     (C) Employee further agrees not to testify or act in any capacity as a paid or unpaid expert witness, advisor or consultant on behalf of any person, individual, partnership, firm, corporation or any other person or entity that has or may have any claim, demand, action, suit, cause of action, or judgment against Employer.

     (D) In order to assist Employee in satisfying his obligations of cooperation under Section 15 of this Agreement, the Company will make a copy for the Employee and his counsel of the Confidential Materials or Information they believe are required for the rendering of such assistance by Employee. Such materials and information as selected shall be returned by Employee and his counsel to the Company after the assistance is completed.

5.       CONFIDENTIALITY

     (A) The Employee agrees that the terms and conditions of this Agreement shall remain confidential as between the parties and that the Employee shall not disclose them to any other person except Employee's legal counsel, financial and/or tax advisors, future employer(s), and members of his immediate family. Employee shall also be allowed to disclose the terms and conditions to other persons after he has requested and received the express consent of the Company for such disclosure.

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      (B)   Without limiting the generality of the foregoing, neither the
            Company nor the Employee will respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way relating to the facts and circumstances surrounding the termination of Employee's employment with the Company or the execution of the terms and conditions of this Agreement. Notwithstanding the foregoing sentence, the Company shall be allowed to make such filings regarding the terms and conditions of this Agreement with the appropriate regulatory bodies, as may be required or advisable in the Company's sole discretion, including the submission of this Agreement as an exhibit to such filings.

     (C) Without limiting the generality of the foregoing, the Employee specifically agrees that he and the persons to whom he is allowed to make disclosure pursuant to paragraph (A) above shall not disclose information regarding this Agreement to any current or former employee of the Company.

     (D) The Employee hereby acknowledges that a breach of the confidentiality provisions of this Agreement by Employee shall constitute and be treated as a material breach of this Agreement and will be detrimental to and cause harm to the Company, and as liquidated damages in the event of a breach, Employee agrees to repay the Company all funds received under this Agreement.

6.       NO ADMISSION OF LIABILITY

The consideration advanced herein by the Company is in full settlement of all possible claims by the Employee and does not constitute an admission of liability by the Company. The consideration has been advanced as a compromise to avoid expense and terminate any potential controversy. The covenants undertaken by the Employee do not constitute an admission of liability by the Employee.

7.       GENERAL RELEASE AND DISCHARGE BY EMPLOYEE

In consideration of the payments and commitments made by the Company to the Employee (described in Section 3 above), the Employee on his own behalf, and his descendants, ancestors, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company, and its parent, subsidiaries and affiliates, past and present, and each of them as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as "releasees," with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which the Employee now owns or holds or has at any time

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heretofore owned or held as against said releasees, arising out of or in any way connected with the Employee's employment relationship with the Company, or the Employee's voluntary resignation from employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said releasees, or any of them committed or omitted prior to the date of this Agreement, including but not limited to, claims based on any express or implied contract of employment which may have been alleged to exist between the Company and the Employee, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq, as amended, the Civil Rights Act of 1991, P. L. 102-1 66, the Elliott-Larsen Civil Rights Act, MCLA Section 37.2101, et seq, the Rehabilitation Act of 1973, 29 U.S.C. Section 701, et seq, as amended, the Americans with Disabilities Act of 1990, 42 U.S.C. Section 12206, et seq, as amended, or the Michigan Handicappers' Civil Rights Act, MCLA Section 37.1101, et seq, as amended, or any other federal, state or local law, rule, regulation or ordinance, and claims for severance pay, sick leave, holiday pay, and any other fringe benefit of the Company except rights, if any, under the group insurance plans, pension plan, supplemental executive retirement plan, savings plan, the employee stock ownership plan, or the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") with respect to the continuation coverage of medical benefits, and rights under Section 3(E) of this Agreement. Nothing in this Agreement is intended to, nor does the Employee and the Company, waive the right to enforce this Agreement pursuant to Section 13 below.

8.       RELEASE OF AGE DISCRIMINATION CLAIMS BY EMPLOYEE

In consideration for the consideration described in Section 3 above, the Company and the Employee further agree that this Agreement releases and discharges the Company from each, every and all liability to the Employee for any damage to person or property whatsoever, whether now known or unknown, apparent or not yet discovered, foreseen or unforeseen, developed or undeveloped, resulting or to result from claims of age discrimination occurring prior to the date of this Agreement under the Age Discrimination in Employment Act of 1967 ("ADEA"), 29 U.S.C. Section 621, et seq, as amended by the Older Workers Benefit Protection Act of 1990. The Employee specifically acknowledges for purposes of this provision that: (1) the Employee has been advised by the Company to consult with an attorney prior to signing this release under the Age Discrimination in Employment Act, as amended; (2) the Employee has been given 21 days to consider the release; and (3) the Employee may revoke this Agreement with 7 days of signing this Agreement. In the event of such a revocation, the Employee will repay to the Company all funds received under this Agreement. Such a revocation, to be effective, must be in writing and either (i) postmarked within 7 days of execution of this Agreement and addressed to the attention of John F. Drake, CMS Energy Corporation, at 330 Town Center Drive, Suite 900, Dearborn, Michigan 48126, or (ii) hand delivered to John F. Drake within 7 days of execution of this Agreement. Employee understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing. IF EMPLOYEE SIGNS THIS AGREEMENT PRIOR TO THE END OF THE 21 DAY PERIOD, EMPLOYEE CERTIFIES THAT THE EMPLOYEE KNOWINGLY AND VOLUNTARILY DECIDED TO SIGN THE AGREEMENT AFTER CONSIDERING IT LESS THAN 21 DAYS AND HIS DECISION TO DO SO WAS NOT INDUCED BY THE COMPANY THROUGH FRAUD,

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MISREPRESENTATION, A THREAT TO WITHDRAW OR ALTER THE OFFER PRIOR TO THE
EXPIRATION OF THE 21 DAY TIME PERIOD. The release provided for in this Section 8 shall not be effective or enforceable until after the revocation period has passed.

9.       GOVERNING LAW AND SEVERABILITY OF INVALID PROVISIONS

This Agreement will be governed by and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law principles. Further, if any provision of this Agreement is held invalid, the invalidity shall not affect other provisions or applications of the Agreement, which can be given effect without the invalid provisions, or applications and to this end the provisions of this Agreement are declared to be severable.

10.      FULL UNDERSTANDING AND VOLUNTARY ACCEPTANCE

In entering this Agreement, the Company and the Employee represent that they have had the opportunity to consult with attorneys of their own choice, that the Company and the Employee have read the terms of this Agreement and that those terms are fully understood and voluntarily accepted by them. The parties further represent that this Agreement contains the entire Agreement between the parties and that neither party has made any promise, inducement or agreement not herein expressed.

11.      DISCLOSURE TO STATE OR FEDERAL AGENCIES OR COURTS

Nothing in this Agreement is to be construed as prohibiting the Employee from freely providing any information to a State or Federal Agency or Court when requested or required to do so by such Agency or Court or when otherwise permitted by law to provide such information.

12.      LITIGATION

In the event of litigation or other proceeding ("litigation") by the Employee against the Company in matters that have been released under this Agreement, the Employee agrees to repay the Company the consideration advanced under Section 3, above, prior to the commencement of litigation, and, except as provided in subsection 13(G) below, to pay to the Company all costs and expenses of defending against the litigation incurred by the Company or those associated with the Company, including reasonable attorneys' fees. Notwithstanding the foregoing, this Section is not intended to preclude the offset of the portion of the consideration received under Section 3 related to the release of an ADEA claim, in lieu of the repayment of said ADEA consideration by Employee, if Employee commences litigation pursuant to ADEA.

13.      ARBITRATION

The parties agree that any disputes between them relating to the formation, breach, interpretation and application of this Agreement and not settled by the parties shall be submitted to arbitration.

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         (A)  Arbitration proceedings shall be conducted in Dearborn, Michigan on at least ten (10) business days' written notice to the parties. Such proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (except as may be specified otherwise herein).

         (B) There shall be only one arbitrator, having knowledge and experience with employment law. If the parties cannot agree upon the arbitrator, each party shall select a representative qualified to be the arbitrator, and the two representatives shall select the arbitrator. If either party fails to select a representative, the other party may seek to have the Federal District Judge having the highest authority in the Federal District in which Dearborn, Michigan is situated to appoint a person meeting the qualification requirements specified herein to serve as the arbitrator. If the judge with the highest seniority does not immediately appoint someone, the party may make such request of the next senior judge(s) (in descending order of authority) until a qualified arbitrator is appointed.

         (C) Each party shall be entitled to reasonable discovery through requests for admission, requests for production of documents and by depositions of not more than 10 individuals, and by no other means; and discovery procedures shall be utilized only for the discovery of relevant admissible evidence or information reasonably calculated to lead to the discovery of relevant admissible evidence, and shall not place an undue burden on the party from whom discovery is sought.

         (D) All discovery shall be completed, and the arbitration hearing shall commence within 90 days after appointment of the arbitrator; and absent a finding by the arbitrator of exceptional circumstances, the hearing shall be completed and an award setting forth the findings and reasoning for the arbitrator's decision, shall be rendered within 60 days after the conclusion of the hearing.

         (E) The arbitrator shall not have authority to fashion a remedy that includes consequential, exemplary or punitive damages of any type whatsoever, and the arbitrator is hereby prohibited from awarding injunctive relief of any kind, whether mandatory or prohibitory.

         (F) The award shall be final and binding on all parties and shall not be subject to court review. However, it may be enforced in any court of competent jurisdiction.

         (G) The costs of the arbitration proceeding, which shall include the arbitrator's bill for services in connection with the arbitration proceeding, will be apportioned equally between the parties and each party shall pay its own attorney fees, experts' fees and any other expenses incurred in connection with the preparation for or conduct of the proceeding.


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14.      EXPENSES

Employee shall be reimbursed for all reasonable business expenses of the kind that are customarily reimbursed by the Company to its officers, incurred by him in connection with the cooperation to be provided under Section 15 of this Agreement, to the extent requested by the Company, or in connection with any other matter at the Company's request.

15.      COOPERATION WITH COMPANY ON INVESTIGATIONS AND LAWSUITS

Employee agrees to fully cooperate with the Company in the existing or future civil or criminal investigations by the Securities and Exchange Commission, the Commodity Futures Trading Commission, the Federal Energy Regulatory Commission and any other inquiry, request, investigation or proceeding by or from any other federal or state, governmental agency, office, legislative or regulatory body, that may arise as a result of the operations or business of CMS Marketing Services and Trading Company and any civil or criminal lawsuit, shareholder or otherwise, related to the subject matter of the above-referenced investigations, inquiries, requests or proceedings. Expenses incurred in complying with this Section shall be reimbursed in accordance with the terms of Section 14 of this Agreement. Nothing in this Section provides to the Company the right to direct or determine the defense(s) which the Employee might assert in response to any complaint brought against the Employee as an individual.

16.      OTHER EMPLOYMENT

Nothing in this Agreement shall be construed to prohibit Employee from accepting employment with another employer after August 1, 2002, provided that Employee's other employment is subject to Employee fulfilling all of Employee's obligations contained herein. Failure to fulfill those obligations as a result of such other employment shall constitute and be treated as a material breach of this Agreement and will be detrimental to and cause harm to the Company, and as liquidated damages in the event of such a breach, Employee agrees to repay the Company four hundred thousand dollars ($400,000) of the funds being received under this Agreement.

17.      CANCELLATION OF PRIOR AGREEMENTS

This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matters contained herein and supersedes, cancels, voids and renders of no further force and effect any and all employment agreements, change of control agreements and other similar agreements, communications, representations, promises, covenants, communications and arrangements, whether oral or written, between the Company and the Employee that may have been executed or made prior to the date of this Agreement and which also may address the subject matters contained herein, including but not by way of limitation the Employment Agreement dated December 13, 1999 between the parties.

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18.  INDEMNIFICATION AND INSURANCE

Nothing in this Agreement shall be construed to alter, modify or limit Employee's rights (i) pursuant to applicable statutes, common law and resolutions of the Board of the Company to seek or obtain indemnification from the Company respecting defense costs, judgments and other liabilities and (ii) to assert a claim for reimbursement under any potentially applicable directors and officers liability insurance policy.

19.  AUTHORITY TO EXECUTE THIS AGREEMENT

The below signatory on behalf of the Company represents that he is fully authorized by CMS Energy Corporation to execute this Agreement and to make the representations, covenants and promises contained herein on the Company's behalf.


Signed on this 7th day of August, 2002.

                                         /s/ Alan M. Wright
                                         --------------------------------------
                                         Alan M. Wright


                                         CMS ENERGY CORPORATION


                                         By:  /s/ Kenneth Whipple
                                             ----------------------------------
                                             Kenneth Whipple
                                             Chairman of the Board


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